Exhibit 99.1

UNITED REFINING COMPANY REPORTS SECOND QUARTER INCREASED OPERATING

INCOME BY $5.4 MIL OVER PREVIOUS YEAR

Warren, PA. April 16, 2007/PRNewswire/—United Refining Company, a leading regional refiner and marketer of petroleum products announces operating results for the second fiscal quarter and six month period ended February 28, 2007.

Operating income for the second quarter ended February 28, 2007 increased $5.4 million from a loss of $.1 million for the quarter ended February 28, 2006 to income of $5.3 million for the quarter ended February 28, 2007. Operating income for the six months decreased $11.9 million from income of $17.3 million for the six months ended February 28, 2006 to operating income of $5.4 million for the six months ended February 28, 2007. In addition, with the seasonal increase in asphalt inventory over the winter months, approximately $26 million of unrealized profit, based on current market pricing, was in asphalt inventory at February 28th.

Net sales for the three months ended February 28, 2007 and February 28, 2006 were $492.8 million and $506.5 million, respectively. This was a decrease of $13.7 million or 2.7% over the prior year period. Retail merchandise sales increased $2.5 million and retail petroleum sales increased $11.9 million for the period, primarily due to increased sales volume. Wholesale sales volumes declined $28 million however, they would have increased during the second fiscal quarter had these volumes not been used to build inventories for our scheduled maintenance turnaround, thereby deferring sales to the third fiscal quarter.

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) for the three months ended February 28, 2007 increased $5.0 million to $9.2 million compared to $4.2 million for three months ended February 28, 2006. EBITDA decreased $13.1 million for the six months ended February 28, 2007, to $14.2 million from $27.3 million for the six months ended February 28, 2007. This decrease was primarily related to the precipitous fall in NYMEX crude oil pricing during the first fiscal quarter. Crude oil declined over $21 per barrel during the first quarter from a high of $76.98/bbl in August to a low of $55.81/bbl in November. United Refining Company uses the term EBITDA or Earnings Before Interest, Taxes, Depreciation and Amortization, which is a term not defined under United States Generally Accepted Accounting Principles. The Company uses this term because it is a widely accepted financial indicator utilized to analyze and compare companies on the basis of operating performance and is used to calculate certain debt coverage ratios included in several of the Company’s debt agreements. See reconciliation of EBITDA to Net Income in Footnote (1) in the table set forth below. The Company’s method of computation of EBITDA may or may not be comparable to other similarly titled measures used by other companies.

UNITED REFINING COMPANY

(dollars in thousands)

	Three Months Ended February 28,		Six Months Ended February 28,
	2007	2006	2007	2006
Net Sales	$492,781	$506,485	$1,077,377	$1,080,477
Operating Income (Loss)	$5,321	$(94)	$5,394	$17,258
Net Income (Loss)	$(679)	$(3,897)	$(3,869)	$3,541
Income Tax Expense (Benefit)	$(473)	$(2,566)	$(2,690)	$2,540
EBITDA (1)	$9,236	$4,226	$14,243	$27,324

(1)	EBITDA Reconciliation:

UNITED REFINING COMPANY

(dollars in thousands)

	Three Months Ended February 28,		Six Months Ended February 28,
	2007	2006	2007	2006
Net Income (Loss)	$(679)	$(3,897)	$(3,869)	$3,541
Interest Expense	5,985	6,221	11,979	12,312
Income Tax Expense (Benefit)	(473)	(2,566)	(2,690)	2,540
Depreciation	3,480	3,293	6,977	6,582
Amortization	923	1,175	1,846	2,349

EBITDA	$9,236	$4,226	$14,243	$27,324

United operates a 65,000 bpd refinery in Warren, Pennsylvania. In addition to its wholesale markets, the Company also operates 371 Kwik Fill®/Red Apple® and Country Fair® retail gasoline and convenience stores located primarily in western New York and western Pennsylvania.

Certain statements contained in this release are forward looking, such as statements regarding the Company’s plans and strategies or future financial performance. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge, investors and prospective investors are cautioned that such statements are only projections and that actual events or results may differ materially from those expressed in any such forward-looking statements. In addition, the Company’s actual consolidated quarterly or annual operating results have been affected in the past, or could be affected in the future, by additional factors, including, without limitation, general economic, business and market conditions; environmental, tax and tobacco legislation or regulation; volatility of gasoline prices, margins and supplies; merchandising margins; customer traffic, weather conditions; labor costs and the level of capital expenditures.

Company Contact: James E. Murphy, Chief Financial Officer Telephone: (814) 723-1500.